Exhibit 99.1

CONTACT:	JOSEPH MACNOW
(201) 587-1000

210 Route 4 East

Paramus, NJ, 07652

FOR IMMEDIATE RELEASE – April 20, 2009

     Vornado Announces its Share of Toys “R” Us Fourth Quarter Financial Results

      PARAMUS, NEW JERSEY,......Vornado Realty Trust (NYSE:VNO) announced today that it will record its 32.7% share of Toys “R” Us’ fourth quarter financial results in its first quarter ending March 31, 2009. Vornado’s results will include net income of $97,147,000 or $.53 per diluted share compared to a net income of $80,362,000 or $.44 per diluted share recorded in the quarter ended March 31, 2008.

     Vornado’s share of Funds From Operations (“FFO”) before income taxes for the quarter ended March 31, 2009 is $166,818,000 or $.92 per share as compared to FFO before income taxes of $190,933,000 or $1.04 per share in the prior year’s quarter. In the quarter ended March 31, 2009, Vornado’s results will include FFO after income taxes of $107,924,000, or $.59 per share as compared to FFO after income taxes of $91,186,000, or $.50 per share in the quarter ended March 31, 2008.

     The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

     Attached is a summary of Toys’ financial results and Vornado’s 32.7% share of its equity in Toys’ net income, as well as reconciliations of net income to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and FFO.

     Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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Toys "R" Us, Inc.

Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	January 31, 2009		February 2, 2008
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$5,461,000	$5,461,000	$5,827,000
Cost of sales	3,664,000	3,664,000	3,843,000
Gross margin	1,797,000	1,797,000	1,984,000

Selling, general and administrative expenses	1,146,000	1,132,200	1,214,000
Depreciation and amortization	101,000	109,600	108,300
Other income – net	(44,000)	(35,400)	(2,000)
Total operating expenses	1,203,000	1,206,400	1,320,300
Operating earnings	594,000	590,600	663,700
Interest expense	(104,000)	(107,900)	(127,200)
Interest income	3,000	3,000	12,000
Earnings before income taxes and minority interest	493,000	485,700	548,500
Income tax expense	(138,000)	(174,700)	(296,400)
Minority interest, net of tax	(10,000)	(19,600)	(12,600)
Net earnings	$345,000	$291,400	$239,500

Vornado’s 32.7% equity in Toys’ net earnings		$95,294	$78,355
Management fee from Toys		1,447	1,378
Interest income on credit facility		406	629
Total Vornado net income from its investment in Toys		$97,147	$80,362

See page 3 for a reconciliation of net income to FFO.

Reconciliation of Vornado’s net income from its investment in Toys to EBITDA (1):
Net income		$97,147	$80,362
Interest and debt expense		35,183	41,495
Depreciation and amortization		35,257	34,102
Income tax expense		53,091	93,919
Vornado’s 32.7% share of Toys’ EBITDA (1)		$220,678	$249,878
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(1)

EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.” Management considers EBITDA a supplemental measure for making decisions and assessing the un-levered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on a multiple of EBITDA, management utilizes this measure to make investment decisions as well as to compare the performance of its assets to that of its peers. EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.

Funds From Operations - Unaudited

	For the Quarter Ende
(Amounts in thousands)	January 31, 2009	February 2, 2008
Reconciliation of Vornado's net income from its investment in Toys to FFO (1):
Net income	$97,147	$80,362
Depreciation and amortization of real property	16,580	16,652
Income tax effect of above adjustments	(5,803)	(5,828)
Vornado's share of FFO (1)	$107,924	$91,186

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(1)

FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss determined in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of equity REITs. Management believes that FFO is helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs as disclosed in the Company’s Consolidated Statements of Cash Flows. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity.

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